Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tiptree Financial Partners, L.P.:

We consent to the use of our report dated March 7, 2008 with respect to the consolidated balance sheet of Tiptree Financial Partners, L.P. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in partnership capital, and cash flows for the period from June 12, 2007 (commencement of operations) through December 31, 2007, included herein in the registration statement on Form S-1 of Tiptree Financial Partners, L.P. (“Registration Statement”) and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP
KPMG LLP

New York, New York
March 7, 2008